Exhibit 99.1
GigaCloud Technology Inc Announces Planned Acquisition of New Classic Home Furnishings

Acquisition expands GigaCloud’s B2B ecosystem into Brick-and-Mortar Wholesale

EL MONTE, Calif., October 24, 2025 -- GigaCloud Technology Inc (Nasdaq: GCT) (“GigaCloud” or the “Company”), a pioneer of global end-to-end B2B technology solutions for large parcel merchandise, today announced its entry into a binding term sheet for the acquisition of 100% of outstanding equity interest of New Classic Home Furnishing, Inc. (“New Classic”) for $18 million.
Headquartered in Fontana, California, New Classic is a profitable U.S.-based furniture distributor with 25 years of history, primarily servicing brick-and-mortar retailers across North America. New Classic generates approximately $70 million in annual revenues by offering a diverse portfolio of over 2,000 active SKUs and servicing over 1,000 retailer customers. The acquisition strategically combines GigaCloud’s ecommerce marketplace and operational expertise with New Classic’s long-standing brick-and-mortar footprint. The acquisition further diversifies the Company’s supply chain, with New Classic sourcing predominantly from the Southeast Asia and the United States, and less than 3% from China.
“This acquisition is a pivotal step in our long-term vision for building a truly channel-agnostic B2B marketplace,” said Larry Wu, Founder and CEO of GigaCloud. “New Classic provides us with an extensive network of valued suppliers and brick-and-mortar retailers, along with deep expertise in the brick-and-mortar segment. This gives us the strategic foundation we need to begin serving these vital retailers with a new level of support and opportunity. We are excited to welcome New Classic's partners into the GigaCloud ecosystem and confident that together, we will build a more connected and efficient future.”
“This transaction is about bringing the best of both worlds to our retailer customers,” said Jean Tong, Founder and CEO of New Classic. “By integrating New Classic’s established brick-and-mortar network and GigaCloud’s transformative technology and fulfillment capabilities, we can now provide more value to our retailer customers by offering a more complete and flexible suite of solutions and products. This combined strength ensures we are better equipped to meet their evolving needs, both today and tomorrow."
The term sheet provides for total consideration of $18 million on a debt-free basis, subject to customary net working capital adjustments, and is inclusive of a post-close earn-out based on the achievement of certain recurring revenue milestones in 2026. Under the acquisition, New Classic will maintain its brand identity and management team. The transaction will be funded from GigaCloud’s existing cash on hand.
The transaction is expected to close on January 1, 2026, subject to customary closing conditions. There is a possibility that the transaction may not close.

About GigaCloud Technology Inc
GigaCloud Technology Inc is a pioneer of global end-to-end B2B technology solutions for large parcel merchandise. The Company’s B2B ecommerce platform, which it refers to as the “GigaCloud Marketplace,” integrates everything from discovery, payments and logistics tools into one easy-to-use platform. The Company’s global marketplace seamlessly connects manufacturers, primarily in Asia, with resellers, primarily in the U.S., Asia and Europe, to execute cross-border transactions with confidence, speed and efficiency. The Company offers a truly comprehensive solution that transports products from the manufacturer’s warehouse to the end customer’s doorstep, all at one fixed price. The Company first launched its marketplace in January 2019 by focusing on the global furniture market and has since expanded into additional categories such as home appliances and fitness equipment. For more information, please visit the Company’s website: https://investors.gigacloudtech.com/.
Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC.
For investor and media inquiries, please contact:
GigaCloud Technology Inc
Investor Relations – ir@gigacloudtech.com
PondelWilkinson, Inc.
Laurie Berman (Investors) – lberman@pondel.com

George Medici (Media) – gmedici@pondel.com
Todd Kehrli (Investors) – tkehrli@pondel.com